Patrick M. Fahey Chairman and CEO Frontier Financial Corporation
 425-514-0700

Carol E. Wheeler
CFO
Frontier Financial Corporation
425-514-0700

NEWS RELEASE

For release December 21, 2009

FRONTIER FINANCIAL CORPORATION ANNOUNCES MANAGEMENT RETIREMENT

EVERETT, WA – December 21, 2009 –Frontier Financial Corporation (NASDAQ: FTBKD), the financial holding company for Frontier Bank, has announced  that Michael J. Clementz is retiring, effective December 31, 2009, from his position as President of Frontier Financial Corporation, CEO of Frontier Bank, and as a director of both companies.  Mr. Clementz had previously served as President and CEO of Frontier Financial Corporation from 2003 to 2005, and was appointed to his current position last December, 2008. Patrick M. Fahey, currently Chairman and CEO of Frontier Financial Corporation and Chairman of Frontier Bank, will assume the roles held by Mr. Clementz.

Commenting on Mr. Clementz’s service to the company, Fahey said “Mike has been a longtime friend, and I appreciated his willingness to step up last December to assist in the significant changes that were necessary in light of the deteriorating economy and Frontier’s credit issues. Mike has made a significant contribution toward our recovery, especially in the leadership he provided in the development and success of our Special Assets Group and the revamping of our credit review process. There has been tremendous progress in identification and resolution of problem loans and a reduction of nearly $1.3 billion in our construction and development loan exposure in the past year-and-a-half.”

About Frontier

Frontier Financial Corporation is a Washington-based financial holding company, providing financial services through its commercial bank subsidiary, Frontier Bank, since 1978.  Frontier Bank offers a wide range of banking and financial services to businesses and individuals in its market area, including trust, cash management, and investment and insurance products.  Frontier operates 47 offices in Clallam, Jefferson, King, Kitsap, Pierce, Skagit, Snohomish, Thurston, and Whatcom counties in Washington and 3 offices in Oregon.  Additional information regarding Frontier Bank and its services can be found at the bank’s website:  www.frontierbank.com.

This press release includes forward-looking statements and Frontier Financial Corporation intends for such statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements describe Frontier Financial Corporation’s expectations regarding future events.  Future events are difficult to predict and are subject to risk and uncertainty which could cause actual results to differ materially and adversely.  Additional information regarding risks and uncertainties is included in Frontier Financial Corporation’s periodic filings on Forms 10-K and 10-Q with the Securities and Exchange Commission.  Frontier Financial Corporation undertakes no obligation to revise or amend any forward-looking statements to reflect subsequent events or circumstances.